UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2007

                  South Jersey Industries, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	1-6364	22-1901645
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

1 South Jersey Plaza, Route 54, Folsom, NJ	08037
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (609) 561-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act.

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

[_] Pre-commencement communications pursuant to Rule 13(3)-4(c) under the Exchange Act.

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 12, 2007, South Jersey Industries, Inc. (SJI or the Company) determined that it is necessary to amend and restate its consolidated financial statements for each of the years ended December 31, 2004 and 2005 as well as each of the Company’s quarterly reports with respect to 2005 and 2006. Selected financial data for each of the years ended December 31, 2002 through 2005 will likewise be restated with respect to the accounting and disclosures for certain derivative transactions under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). The Company’s quarterly reports for 2006 will also be restated to appropriately reflect costs incurred during those quarters related to a supply contract. The Audit Committee of the SJI Board of Directors has discussed the restatement with Deloitte & Touche, LLP, which served as the Company’s independent registered public accounting firm for all affected periods. Restated financial information for these periods will be included in the SJI Annual Report on Form 10-K for the year ended December 31, 2006.

The decision to undertake the restatement was announced in a press release on February 13, 2007, which is attached as an exhibit to this Form 8-K. In light of the conclusion to restate the Company’s consolidated financial statements, the Audit Committee has concluded that readers should no longer rely on the Company’s previously filed consolidated financial statements and related independent registered public accounting firm’s reports for each of the years ended December 31, 2004 and 2005, each of the Company’s quarterly reports with respect to 2005 and 2006, and the selected financial data for each of the years ended December 31, 2002 through 2005 as being in compliance with Generally Accepted Accounting Principles (GAAP).

SJI has determined that its documentation for selected cash flow hedge transactions did not meet the requirements of paragraph 28 of SFAS 133. Paragraph 28 states that a forecasted transaction being hedged should be described with sufficient specificity so that when the transaction occurs, it is clear whether that transaction is or is not the hedged transaction. Management has now determined that documentation of these hedges did not contain sufficient specificity to qualify them for hedge accounting treatment.

The primary effect of this change is that any increases or decreases in the fair value of the derivative instruments are included in the calculation of the Company’s net income for the period in which the increases or decreases in fair value occur. Under the previous accounting treatment used by the Company, increases and decreases in fair value of the derivative instruments were initially recorded on the balance sheet under Accumulated Other Comprehensive Income (AOCI) and did not increase or decrease net income until the transaction being hedged affected earnings. While the impact of this change on net income in any reporting period can be significant, there is no change in the overall impact on operating income and net income over the life of a derivative instrument. Moreover, total cash flows from operating activities are the same in any accounting period under either accounting treatment. By recognizing increases and decreases in the fair value of derivative instruments in net income in each period during the existence of the hedge, rather than when the hedge expires and the underlying transaction is completed, the restatement will result in quarterly changes to previously reported AOCI, operating income, income from continuing operations and net income. Due to the change in accounting treatment, SJI will recognize the changes in the fair value of these derivative instruments in accounting periods earlier than those in which the related purchases or sales of the natural gas actually occur.

Management estimates that the cumulative effects of the restatements will significantly increase retained earnings as of September 30, 2006. The Company is in the process of determining the impact on any individual year or quarter being restated. In addition, management estimates that the results of the restatement will significantly increase net income from operations for the year ended December 31, 2006.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99. South Jersey Industries press release dated February 13, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                    SOUTH JERSEY INDUSTRIES, INC.

Date: February 14, 2007                      By: /s/ David A. Kindlick
                     David A. Kindlick
                         Vice President & Chief Financial Officer